Exhibit 99.7

Joint Filer Information

Name:	IGSB IEP I, L.P.

Address:	1485 East Valley Road, Suite H
Santa Barbara, CA 93108

Designated Filer:	IGSB – Karan I, LLC

Issuer & Ticker Symbol:	Impac Medical Systems, Inc. – IMPC

Date of Event Requiring Statement: February 6, 2004

Signature:	/s/ Luise M. Phelps
By: IGSB, LLC, its General Partner
By: Luise M. Phelps, President